QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10(w)(w)

STOCK NOTIFICATION AND AWARD AGREEMENT

Director Name:	Employee ID:

Grant Date:

Grant Number:

Grant Price:

Award Amount:

Award Type/Sub Type:

Expiration Date:

Plan:

Program Type:

Vesting Schedule:

Restricted Stock Units

        THIS STOCK NOTIFICATION AND AWARD AGREEMENT, as of the Grant Date noted above between Hewlett-Packard Company, a Delaware Corporation ("Company"), and the Director named above, is entered into as follows:

        WHEREAS, HP has established the Hewlett-Packard Company 2000 Stock Plan (the "Plan"), a copy of which is attached hereto as Exhibit "A" and made part hereof; and

        WHEREAS, The Director has filed an election in accordance with the terms of his/her service on the Company's Board of Directors to be granted a Restricted Stock Unit (RSU) Award under the Plan as hereinafter set forth below;

        NOW THEREFORE, the parties hereby agree that in consideration of services rendered and to be rendered, HP grants the Director the number of RSUs set forth above upon the terms and conditions set forth herein.

1.
Vesting Schedule.
The interest of the Director in the RSUs shall vest according to the vesting schedule set forth above.

2.
Benefit Upon Vesting.
Upon the vesting of the RSUs, the Director shall be entitled to receive, as soon as administratively practicable, Shares equal to:
(a)
the number of RSUs that have vested multiplied by the fair market value (as defined in the Plan) of a Share on the date on which such RSUs vest, and
(b)
a dividend equivalent payment determined by multiplying the number of vested RSUs by the dividend per Share on each dividend payment date between the date here of and the vesting date to determine the dividend equivalent amount for each dividend payment date; provided, however, that if any aggregated dividend equivalent payments results in a payment of a fractional share, such fractional share shall be rounded up to the nearest whole share.

3.
Deferral Election.
The Director may elect to defer delivery of the Shares that are otherwise due at the end of the vesting period by completing a prescribed deferral election form and returning it to the Company according to the instructions on the deferral election form. The deferral election form will be distributed separately. If made, the deferral election is irrevocable by the Director. However, the deferred delivery of Shares may be accelerated under certain circumstances as set forth in the deferral election form.

4.
Taxes.
Regardless of any action the Company takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax, or other tax-related withholding ("Tax Related Items"), the Director acknowledges that the ultimate liability for all Tax Related Items legally due by the Director is and remains the Director's responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of the RSUs, the conversion of the RSUs into Shares, the subsequent sale of any Shares acquired at vesting, the receipt of any dividends, or the sufficiency of any payments made for or by the Director to satisfy the Tax-Related Items; and (ii) does not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Director's liability for Tax Related Items.

5.
Restrictions on Issuance.
No Shares will be issued in connection with the RSU if the issuance of such Shares would constitute a violation of any applicable laws.

6.
Transferability of Award.
The RSUs may not be transferred, pledged, sold, assigned, alienated or otherwise encumbered by the Director in any manner other than by will or by the laws of descent and distribution. Any such purported transfer, pledge, sale, assignment, alienation or encumbrance will be void and unenforceable against the Company. The terms of this Stock Notification and Award Agreement shall be binding upon the executors, administrators, heirs and successors of the Director.

7.
Refusal to Transfer.
The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Stock Notification and Award Agreement or (ii) to treat as owner of such shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

8.
Custody of Restricted Stock Units.
The RSUs subject hereto shall be held in a book entry account in the name of the Director. Upon termination of the vesting period the Shares shall be released into an unrestricted book entry account.

9.
No Stockholder Rights.
RSUs represent hypothetical Shares. Until the Shares are issued, the Director shall not be entitled to any of the rights or benefits generally accorded to stockholders.

10.
Death of the Director.
In the event of the Director's death prior to the end of the vesting period, the Director's estate or designated beneficiary shall have the right to receive a pro rata payment of Shares. In the event of the Director's death after the vesting date but prior to the payment associated with the RSUs, payment for such RSUs shall be made to the Director's estate or designated beneficiary.

11.
Deferral of Compensation.
Payments made pursuant to this Plan and this Stock Notification and Award Agreement are intended to comply with or qualify for an exemption from Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"). The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Stock Notification and Award Agreement to ensure that all RSUs are made in a manner that complies with Section 409A (including, without limitation, the avoidance of penalties thereunder), provided however, that the Company makes no representations that the RSUs will be exempt from any penalties that may apply under Section 409A and makes no undertaking to preclude Section 409A from applying to this RSU Award.

12.
Plan Information.
The Director agrees to receive information, including copies of any annual report, proxy and Form 10-K, from the investor relations section of the HP website at www.hp.com. The Director acknowledges that copies of the Plan, Plan prospectus, Plan information and stockholder information are available upon written or telephonic request to the Company Secretary.

HEWLETT-PACKARD COMPANY

Mark V. Hurd Chairman, CEO and President

Michael J. Holston Executive Vice President, General Counsel and Secretary

Signed	Name of Director

QuickLinks

  Exhibit 10(w)(w)